FOR IMMEDIATE RELEASE
May 13, 2010

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
DECLARES A 4.25% DIVIDEND FOR THE FIRST QUARTER OF 2010

New York, New York – The Federal Home Loan Bank of New York (“FHLBNY”) announced today that its Board of Directors approved a dividend rate for the first quarter of 2010 of 4.25% (annualized). The FHLBNY’s dividend rate for the fourth quarter of 2009 was 5.60%. The dollar amount of the first quarter dividend will be approximately $52.6 million. The cash dividend will be distributed to member financial institutions on May 14, 2010.

The dividend reflects the FHLBNY’s low-risk profile/conservative investment strategy and is reflective of a low interest rate business environment coupled with increased earnings volatility caused by evolving accounting standards. The payout represents approximately 98% of net income for the quarter. The remaining 2% of net income will be put toward building retained earnings. After the dividend payment, retained earnings as of March 1, 2010, will be approximately $619 million.

Primarily due to the effects of conforming with current accounting rules, please note that the FHLBNY’s Board intends to continue to vote on dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

-more-

For more information, please see the FHLBNY’s most recent Form 10-Q, filed with the U.S. Securities and Exchange Commission on May 12, 2010. In addition to the 10-Q, additional financial and other disclosures regarding the FHLBNY may be found on the “EDGAR” portion of the SEC website at www.sec.gov/edgar/searchedgar/webusers.htm.

About the Federal Home Loan Bank of New York
The FHLBNY is a Congressionally-chartered wholesale bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY currently serves financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

# # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.